Exhibit 10.7

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

TAHOE-RENO INDUSTRIAL CENTER

THIS AGREEMENT is made and entered into by and between TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company, hereinafter referred to as “Seller”; and AQUA METALS RENO, INC., a Delaware corporation, or its assignee, hereinafter referred to as “Buyer”. The last day of execution hereof by a party shall be the effective date (the “Effective Date”) of the Agreement.

1.	GENERAL.

1.1         Tahoe-Reno Industrial Center. Seller is the master developer of the Tahoe-Reno Industrial Center (“TRI” or the “Project”), a business park development in Storey County, Nevada conceptually shown on the site plan attached hereto as Exhibit “A”.

1.2         Real Property. Seller wishes to sell to Buyer a portion of TRI, consisting of approximately 12.56 acres (the “Real Property”), as more particularly shown on Exhibit “B”, attached hereto, as Site 6. The Real Property is zoned for industrial uses by Storey County. Exhibit “B” is a conceptual site plan, The exact acreage size and location of the Real Property shall be determined by the mapping process described in Section l4.

A.	Facility. Buyer has informed Seller that its intended use of the Real Property is a battery recycling plant (the “Facility”) and said use must comply with the industrial zoning allowed by Storey County on the Real Property. Subject to the provisions of this Agreement and Buyer’s compliance with applicable federal, state and local laws, Seller agrees that Buyer may develop the Real Property for use as the Facility.

Buyer acknowledges the CC&Rs (as defined below) for the Project require approval of the Architectural Review Committee of the TRI Owners Association for Buyer’s site development plan. In addition, Buyer must acquire a building permit for the Facility from the Storey County. The expense for the site development plan and building permit is sole responsibility of the Buyer.

B.	CC&Rs. Buyer acknowledges receipt of a copy of the Declaration of Covenants, Conditions and Restrictions for the Tahoe-Reno Industrial Center (CC&Rs) recorded on September 25, 1998 as Document No. 83412 in the office of the Recorder of Storey County, Nevada, which allow use of the Real Property as the Facility, subject to compliance with the provisions thereof. These CC&Rs are available on www.tahoereno.com. Buyer agrees to comply with the provisions of the CC&Rs. The CC&Rs shall be recorded against the Real Property on or before close of escrow and shall be a permitted exception to title.

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C.	Development Agreement and Handbook. Buyer acknowledges receipt of a copy of the Development Agreement (“Development Agreement”) between Seller and Storey County, which specifies the government entitlements to develop the Real Property and the Project. An exhibit to the Development Agreement is the Development Handbook (“Handbook”), which provides standards and criteria for construction on the Real Property. Buyer agrees the development of the Real Property shall be subject to the Development Agreement and the Handbook, and Buyer shall comply with their terms. A Memorandum of the Development Agreement has been recorded against the Real Property on February 8, 2000 as Document No. 86804 and shall be a permitted exception to title. And the Handbook is available at www.tahoereno.com.

Buyer acknowledges and agrees to comply with the provisions of Subsection 6.7(a) of the Development Agreement, requiring all construction contracts, vendor’s agreements, equipment purchases and other contracts under which sales taxes will arise to state that the location of delivery and situs of property subject to sales taxes shall be expressly stated to be Storey County, Nevada, and Buyer shall require all contracts and agreements of its contractors, subcontractors, vendors and material men to so specify.

Buyer also acknowledges and agrees to comply with the provisions of Subsection 6.7(c) of the Development Agreement requiring notice to Storey County, and in some instances the Storey County School District, of state applications for tax abatements or deferrals.

D.	Utility Purveyors. The TRI General Improvement District (“TRIGID”) has been formed to provide water and sewer utility services to properties in the Project. Subject to the provisions of Section 13, Buyer agrees to accept water and sewer services exclusively from TRIGID for the Real Property. Gas and electric service are provided to the Project including the Real Property by NV Energy. Buyer agrees to accept gas and electric service from NV Energy, subject to approved tariffs and rules promulgated by the Nevada Public Utility Commission.

2.	PURCHASE OF REAL PROPERTY.

2.1         Agreement To Sell And Purchase. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and Buyer hereby agrees to purchase the Real Property together with all of Seller’s right, title and interest in and to all of the appurtenances thereunto belonging or appertaining, as further specified herein.

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3.	PURCHASE PRICE.

3.1         Amount. The purchase price shall be the sum of One Million Sixty Six Thousand Eight Hundred Seventy Two Dollars and Thirty Cents ($1,066,872.30). This price is an estimate based on the agreed purchase price of One Dollar Ninety Five Cents($1.95) per square foot for 544,500 square feet of the Property, as approximately described in Exhibit “B”. The purchase price paid to the Seller at closing shall be adjusted to reflect the actual square footage established by the parcel map or record of survey created for the Real Property as provided in Section 14.

3.2         Earnest Money Deposit. Buyer shall pay the sum of Five Thousand Dollars and 00/100 ($5,000.00) as an earnest money deposit upon execution hereof into escrow to be held in trust by First American Title Insurance Company, and to be applied to the purchase price at close of escrow. If Buyer does not terminate this Agreement as specified in Subsections 6.4 or 9.2, or otherwise as provided herein, then the entire earnest money deposit shall become nonrefundable, and applied to reduce the balance of the purchase price at closing, except in the case of breach by Seller.

3.3         Balance of Purchase Price. The balance of the purchase price shall be paid in immediately available funds at close of escrow.

4.	EASEMENTS.

4.1         Reservation of Easements. Seller reserves to itself after close of escrow, its affiliates, invitees, permittees and utility purveyors reasonable easements for utilities (water, sewer, gas, electric, storm drainage, telephone, cable TV, etc.) and access to be constructed by Seller or others through the Real Property as are required to serve the Real Property and the Project. However, the location of said easements must be approved in writing by the Buyer, which approval shall not be unreasonably withheld. The Seller and Buyer further agree that any easement reserved under this Subsection shall not interfere with Buyer’s intended or actual development and use of the Real Property. All easements shall include access for construction and maintenance and shall be located and made subject to easement agreements in recordable form mutually agreed by the parties.

5.	WATER RIGHTS / MINERAL RIGHTS.

5.1         No Water Rights. Except for the right to water service specified in Section 13 below, this Agreement includes no right, title or interest to appropriated or unappropriated groundwater lying underneath the surface of the Real Property nor any right of Seller to surface water appurtenant or otherwise found on the Real Property or the Project. Except as otherwise provided herein, all such rights are reserved to Seller.

5.2         Mineral Rights Reserved. The Real Property shall not include mineral rights or other subsurface rights, which are reserved to Seller, including without limitation: oil; gas; geothermal; aggregates and common variety soils; and precious minerals of all kinds. However, Seller shall be prohibited from entering the surface or subsurface of the Real Property to extract any said reserved rights or substances without the prior written consent of Buyer, which may be denied in Buyer’s sole discretion. The Deed (as hereinafter defined) shall contain provisions consistent with this Subsection, Nothing contained in this Subsection shall prohibit or impair Buyer from excavating and grading the Real Property for development of the Facility, including cuts and fills, and importation or exportation of soils necessary for said grading.

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6.	ESCROW AND CLOSING.

6.1         Escrow Holder. The consummation of the purchase and sale contemplated by this Agreement shall take place through an escrow at First American Title Insurance Company, c/o Margie Roma, 5310 Kietzke Lane, Suite 100, Reno, Nevada 89511, hereinafter referred to as “Escrow Holder” or “Title Company”. This Agreement shall constitute escrow instructions for Escrow Holder. Close of escrow shall sometimes be referred to as the “Closing”.

6.2         Terms of Escrow. Consummation of this escrow shall be in accordance with the following terms and conditions.

A.	A fully executed copy of this Agreement shall be deposited with Escrow Holder as escrow instructions, with any amendments or additional instructions which shall be in writing and signed by both parties, which may be needed from time to time by Escrow Holder for purposes of performing its functions under this Agreement. Escrow Holder is hereby appointed and designated to act as such and is authorized and instructed to deliver, pursuant to the terms and conditions of this Agreement, the documents and money to be deposited into escrow as hereinafter provided, with the terms and conditions contained herein to apply to such escrow. Seller and Buyer hereby agree that each shall, during the escrow period, execute any and all documents and perform any and all acts reasonably necessary or appropriate to consummate the purchase and sale pursuant to the terms set forth in this Agreement.

B.	Seller shall deposit into escrow, on or before close of escrow:

i.	An executed Grant, Bargain and Sale Deed (“Deed”) in recordable form conveying the Real Property purchased and sold hereunder;

ii.	The easements and associated documents; and

iii.	Such other executed documents as may be necessary.

C.	Buyer shall execute and deposit into escrow, on or before close of escrow, the cash and other documents required to consummate the purchase and sale pursuant to the terms set forth in this Agreement; and

D.	Escrow Holder shall cause to be drafted any other documents to be recorded or signed by the parties.

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6.3         Title Policy and Survey. If Buyer elects to have an ALTA Extended Owner’s policy of title insurance issued at close of escrow, and a survey is required by the Title Company for said insurance, Buyer shall be solely responsible at Buyer’s cost and expense for acquisition of the survey. Buyer shall insure that said survey is prepared in a timely manner in order to review title as provided in Subsection 6.4 and to close escrow as specified in Subsection 8.1. If the survey prepared on behalf of Buyer reveals any matters which cause the title to the Real Property not to be marketable or which are not Permitted Title Exceptions (defined below), then Buyer shall have those rights and remedies with respect thereto as are set forth in Section 6.4.

6.4         Preliminary Report. Upon receipt of this Agreement, Seller shall order from Escrow Holder for the approval of Buyer, at Seller’s expense, a preliminary title report on the Real Property. Seller shall request Title Company to issue its preliminary title report within five (5) business days, including copies of the documents giving rise to the items of exceptions thereto. Within thirty (30) business days thereafter Buyer shall furnish Seller with a written statement of any and all title matters to which Buyer objects, including any such matter revealed by the survey referenced in Subsection 6.3, if any (any such matters to which Buyer objects pursuant to this Section 6.4 are herein referred to as “Title Objections” and any matters to which it does not object are herein referred to as “Permitted Title Exceptions”). Seller shall notify Buyer within five (5) days of its receipt of written notification hereunder which Title Objections (if any) it agrees to cure, provided Seller must cure all Title Objections that are in the nature of liens or other encumbrances to secure the payment of money, irrespective of whether such liens or encumbrances arise out of the actions or inactions of the Seller, provided there is an actual sum of money, disputed or undisputed, secured by any lien or encumbrance. Seller agrees to expend such money and take such other actions as may be necessary to correct or cure any Title Objections Seller has agreed to cure or is required to cure and to satisfy and cause to be released of record at the close of escrow any such Title Objections. Seller shall have until the close of escrow to cure all Title Objections it agrees to cure or is required to cure hereunder.

In the event Buyer delivers notice to Seller of Title Objections and Seller does not agree to cure any Title Objections, Buyer may terminate this Agreement as specified in Subsection 9.2. If Buyer fails to terminate the Agreement in a timely manner under Subsection 9.2, Buyer shall be deemed to have waived the Title Objections; provided that Seller shall nevertheless be required to cure any Title Objections that Seller has agreed to cure or that Seller is required to cure under the provisions of this Subsection.

6.5         Title Insurance. Buyer shall cause Escrow Holder to issue at close of escrow a policy of title insurance of Buyer’s choice insuring title on the Real Property, subject only to the Permitted Title Exceptions and containing endorsements requested by Buyer in its sole discretion. The title policy shall have liability limits of not less than the purchase price referenced in Section 3.

7.	ESCROW CHARGES.

7.1        Seller’s Charges.     Escrow Holder shall charge and collect from the Seller at closing the following:

A.	the cost of the title insurance for a ALTA Standard Owner’s policy, however, if Buyer requires an ALTA Extended Owner’s policy of title insurance, any costs in excess of those set forth in this subsection shall be borne by Buyer;

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B.	one-half of the escrow charges, and any cost of recording documents necessary to clear Title Objections;

C.	one-half (1/2) of the tax on the transfer of Real Property provided for in NRS 375.010 through 375.110, as amended, and any deferred agricultural use taxes under NRS Chapter 361A; and

D.	any taxes for the current fiscal year, which taxes shall be pro-rated between the Seller and the Buyer as of the date of the close of escrow.

7.2          Buyer’s Charges. Escrow Holder shall charge and collect from the Buyer at closing the following:

A.	the remaining cost of the ALTA title policy for the extended coverage, if requested by Buyer;

B.	one-half of the escrow charges;

C.	the cost of recording the Deed and any other documents to be recorded;

D.	any taxes for the current fiscal year, which taxes shall be pro-rated between the Seller and the Buyer as of the date of close of escrow; and

E.	one-half (1/2) of the tax on the transfer of Real Property provided for in NRS 375.010 through 375.110, as amended.

7.3         Escrow Holder Authorization. Seller and Buyer hereby authorize Escrow Holder to insert the date of close of escrow as the execution date of the Deed at closing. The Escrow Holder is further authorized to insert the date of close of escrow and to fill in the blank spaces in any and all documents and instruments delivered to it, so long as it is done in conformity with this Agreement and any amendments or additional escrow instructions.

7.4         Closing Duties of Escrow Holder. At close of escrow as hereinafter defined, Escrow Holder shall:

A.	cause the Deed, all easements and any other appropriate documents to be recorded in the office of the County Recorder of Storey County, Nevada;

B.	deliver to Buyer the title policy as provided herein and other instruments conveying title to the Real Property; and

C.	deliver to Seller, the payment specified in Section 3 above.

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8.	CLOSE OF ESCROW.

8.1          Closing Date. Escrow shall close for the Real Property on the later to occur of: (i) ninety (90) days after the Effective Date; or (ii) within three (3) business day after the approval of government entities which must approve the record of survey creating a legal parcel for the Real Property as specified in Section 14. If escrow does not so close in a timely manner as specified in this Subsection, this Agreement shall be terminated unless the parties otherwise agree, and neither party shall have any liability or claim against the other party hereunder.

9.	DUE DILIGENCE.

9.1         Due Diligence Period and Document Review. Buyer shall have a due diligence investigation period expiring sixty (60) days after the Effective Date of this Agreement (“Due Diligence Period”) to conduct such due diligence investigations as Buyer deems necessary to determine the feasibility, economic or otherwise, of its intended development. During such period, Buyer may enter upon the Real Property with Buyer’s agents, representatives or designees to inspect, examine, survey and make test borings, soil bearing tests and other engineering, environmental or landscaping tests or surveys which it may deem necessary on the Real Property. Buyer shall pay all costs and expenses incurred to conduct the investigation and studies. Seller agrees to make available to Buyer for inspection and, if desired, copying, within three (3) days of execution hereof any relevant soil analysis, transportation studies, air quality studies, environmental studies, and other studies related to the Real Property in the possession of Seller in order to assist Buyer’s evaluation, including, without limitation, the following:

A.	copies of all permits, approvals, maps, agreements, covenants, rules or restrictions relating to the Real Property, its use or developability, and/or the availability of utilities, including water, electricity, gas, sewer and storm drain currently in Seller’s possession or control;

B.	all information available to Seller regarding the fees, dues, assessments or other charges to which the Real Property is or will be subject in connection with the Project;

C.	copies in Seller’s possession or control of:

i.	any reports, studies or other written information regarding the environmental, geologic, seismic, biologic or archaeological condition of the Real Property;

ii.	any reports, studies or other written material relating to the Real Property prepared by civil engineers; and

iii.	Any reports, studies or other written material relating to the feasibility of economic or physical development of the Real Property; and

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D.	other relevant documents or written information as may be reasonably requested by Buyer (the request for which shall not extend the Due Diligence Period).

Upon the request of Buyer, Seller agrees to meet with governmental authorities and any other entities or individuals working on behalf of Buyer, at any reasonable time prior to close of escrow agreeable to both Buyer and Seller, in order to facilitate the due diligence investigation and Buyer’s intended development of the Real Property. Seller shall cooperate with and assist Buyer in obtaining any government permits and approvals necessary to construct Buyer’s improvements. Seller shall not be required to spend any money in fulfilling this obligation. Except for any special use permits or any other governmental permits and approvals required for the construction and operation of the Facility, Buyer shall not apply to Storey County for any modification of the Development Agreement, permit, tentative map, amendment or zoning approval for the Real Property without the prior consent of Seller, which consent shall not be unreasonably be withheld.

9.2          Termination. If Buyer, in its sole discretion, determines within the Due Diligence Period that Buyer’s intended development is not feasible for any reason whatsoever, Buyer shall so notify Seller in writing and this Agreement shall be immediately terminated. If Buyer fails to so notify Seller within the Due Diligence Period, Buyer shall be deemed to have waived its right to so terminate and the Due Diligence Period shall have expired, If Buyer terminates this Agreement under this Subsection, then Seller shall inform Escrow Holder to immediately return any monies deposited by Buyer with the Escrow Holder which are refundable to Buyer, as specified in Subsection 3.2 above, and neither Seller nor Buyer shall have any further obligations under this Agreement.

10.	REPRESENTATIONS AND WARRANTIES.

10.1       Seller. Seller makes the following representations and warranties, and agrees to the following covenants and obligations for the benefit of Buyer, to the best of Seller’s actual knowledge.

A.	Except as specified herein, Seller shall not cause title to the Real Property to become further encumbered or clouded after the Effective Date of this Agreement without Buyer’s consent, in its sole discretion.

B.	Seller warrants that there are no known, threatened or pending annexations, condemnations, or other proceedings or litigation against or affecting Seller or any part of the Real Property.

C.	Seller represents that neither the execution by it of this Agreement nor the consummation of this sale: will constitute a violation or breach by Seller of any contract or other instrument to which it is a party, or to which Seller is subject, or by which any of Seller’s assets or properties may be affected, or any judgment, order, writ, injunction or decree issued against or imposed upon Seller; or will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

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D.	Seller represents and warrants that the Real Property will not at the close of escrow be encumbered by any obligation, written or oral, or recorded mechanic’s liens, to pay or reimburse any party for the design, analysis, engineering, testing, legal fees, or construction of improvements for the benefit of the Real Property, which Seller has incurred prior to the date of this Agreement and agrees properly to pay all consultants retained by Seller.

E.	Seller has no knowledge of the location and nature of any underground storage activities, buried trash or foreign materials, disposal areas or other sites of this sort on the Real Property, whether these sites are visible from the surface of the land or not, that have not been disclosed to Buyer prior to execution hereof.

F.	Seller has not used, placed, stored, discharged or released any hazardous or toxic wastes or substances as defined or regulated under federal, state, or local laws (“Hazardous Substances”) on the Real Property nor, to the best of Seller’s knowledge, have any Hazardous Substances at any time been used, placed, stored, discharged, or released on the Real Property by any third party. Seller agrees Buyer or its agents or contractors may make all disclosures and file all reports which are required by law with respect to discovery of Hazardous Substances as a result of investigations conducted by Buyer, its agents or contractors.

G.	Seller is not, and will not be at the time of close of escrow, a foreign person as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and agrees prior to close of escrow to execute a non-foreign person affidavit.

H.	At Closing all property taxes for assessments due to prior agricultural use pursuant to NRS Chapter 361A shall be paid by Seller, and the Real Property shall not be subject to any accrued unpaid taxes.

I.	At Closing all fees, costs and expenses then due for permits and assessments required by a state or local government entity to satisfy requirements of the Project will be paid.

J.	Seller is a Nevada limited liability company and has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

K.	All requisite action has been taken by Seller in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, member, director, officer, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required.

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L.	The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

M.	This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

N.	The representations and warranties of Seller set forth in this Agreement shall be true on and as of the close of escrow as if those representations and warranties were made on and as of such time.

10.2       Buyer. In consideration of the Seller entering into this Agreement, and as an inducement to Seller to sell the Real Property, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Seller:

A.	Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transaction contemplated hereby;

B.	all requisite action has been taken by Buyer in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, member, director, officer, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required;

C.	the individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof;

D.	this Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms; and

E.	the representations and warranties of Buyer set forth in this Agreement shall be true on and as of the close of escrow as if those representations and warranties were made on and as of such time.

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11.	BUYER CONSTRUCTION OBLIGATIONS.

11.1         Buyer Requirements. Buyer covenants to keep and maintain the Real Property free of debris and waste (except for normal construction debris), and to remove any building material delivered to the Real Property and unused for a period in excess of thirty (30) days. The 30-day time period may be extended during the original construction time frame, so long as the method of storage conforms to the CC&Rs. Buyer agrees that no temporary or prefabricated structure shall be used or erected on the Real Property without Seller’s consent, with the exception of temporary construction offices. Buyer shall be solely responsible, and shall take any action necessary, to control and suppress dust generated from the Real Property during and following any construction.

12.	RESPONSIBILITY FOR IMPROVEMENTS.

12.1         Buyer Improvements. Buyer shall be obligated to pay any fees imposed by any governmental agencies related to construction of improvements and to perform all site preparation work for construction, if applicable, within the Real Property boundaries except as specified in Subsection 12.2. Buyer agrees to pay for all costs of construction on the Real Property, including without limitation grading; excavation of the building pads; importation or exportation of fill dirt; storm drainage channels and storm drain laterals, sewer lines or pump stations, gas lines, cable TV lines (if any), telephone lines, electrical lines (including transformers), water lines (potable and non-potable), electric meters, gas meters and water meters; streets; and soils investigation and soils compaction tests on the Real Property. Buyer shall also be responsible for all water and sewer laterals to the Real Property from water and sewer lines within right-of-ways adjacent to the Real Property. Buyer shall cause gas and electric laterals to be extended to Buyer’s Facility on the Real Property pursuant to Nevada Energy standard extension rules for the Project. Buyer shall also cause telephone and communication laterals to be extended to the Facility on the Real Property pursuant to the purveyor’s standard rules for the Project. In addition, Buyer shall be responsible, at its sole cost and expense, for satisfaction of all conditions and restrictions imposed by Storey County or other government agencies, the Project CC&Rs, the Handbook and the Development Agreement for construction of the Facility.

12.2        Utility Specifications. Seller’s obligation to construct off-site utility infrastructure for Buyer’s use at the Facility is limited to the normal and customary service loads planned for typical industrial/commercial parcels within the Project. These specifications are as follows:

A.	Water Supply. For domestic use (not including fire flow and fire demand), not less than one (1) gallon per minute per acre purchased in distribution supply at 40 psi, with 500 gallons per day of storage, with a peaking factor of 2. Fire flow from hydrants in the street right-of-way adjacent to the Real Property shall be able to produce not less than 3,000 gallons per minute for three (3) hours;

B.	Sewer Capacity. On a per-acre basis for domestic use, 500 gallons per day average daily capacity, with a peaking factor of 2; and

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C.	Electric Power. 25 KV/600 amps on the pole.

The amount of service capacity reserved and provided from each utility line must be negotiated by Buyer with each utility purveyor in order to acquire a will-serve commitment, for which Seller has no responsibility, including telephone and cable or fiber optic communications service. Any off-site utility facility capacity or over sizing needed by Buyer for the Facility in excess of the specifications stated in this subsection shall not be Seller’s responsibility and must be negotiated and acquired by Buyer from each respective utility purveyor.

12.3        Infrastructure Improvements. Seller has completed in a good and workmanlike manner and at Seller’s sole cost and expense the following Infrastructure Improvements.

A.	street improvements for Peru Drive adjacent to the Real Property;

B.	underground water, sewer and gas distribution lines within the Peru Drive right-of-way specified in Subsection 12.3.A above;

C.	electrical power lines (for the sole purpose of providing normal and customary distribution service from NV Energy) within the Peru Drive right-of-way specified in Subsection 12.3.A above; and

D.	communications lines (voice and data) on overhead lines (AT&T) on the power poles referenced in Subsection 12.3.C above.

The Real Property shall not be rail served.

12.4        Completion of Improvements. Seller has completed in a good and workmanlike manner and at Seller’s sole cost and expense the Infrastructure Improvements identified above. Seller shall have no obligation to construct off-site infrastructure improvements for Buyer’s benefit.

13.	WATER AND SEWER SERVICE.

13.1        TRIGID. TRIGID is duly formed and existing for the purposes of owning and maintaining water rights as well as water and sewer facilities for water and sewer service to TRI, including the Real Property. The provisions of water and sewer service are specified in the following documents (“Utility Rules”):

A.	Water and Sewer Service Application and Agreement;

B.	Rules, Regulations and Rates of the TRI General Improvement District for Water Service: and

C.	Rules, Regulations and Rates of the TRI General Improvement District for Sewer Service.

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Buyer acknowledges receipt of copies of the Utility Rules and agrees to accept after close of escrow water and sewer service from the Utility Company in compliance with the Utility Rules.

13.2          Non-potable Water. The parties acknowledge that off-site water irrigation lines for use of untreated surface water or sanitary sewer effluent may be installed by Seller, when necessary to supply non-potable water (although neither Seller nor TRIGID are under any obligation to Buyer to construct off-site water lines for non-potable water). Buyer, at the Buyer’s sole expense, shall be required to construct a separately metered water irrigation system for landscaping, cooling or industrial applications (and any other use for which non-potable water can be used) which will allow the delivery and use of non-potable water, if available from the TRIGID. The parties intend that, if made available, non-potable water shall be used for all irrigation purposes (and other non-potable water uses such as cooling, industrial or manufacturing uses) possible on the Real Property. TRIGID shall have the sole discretion to decide when there is a sufficient quantity of non-potable water in order to deliver non-potable water to any portion of the Real Property for irrigation, cooling, manufacturing, and industrial or other uses.

13.3         Amount of Water Allocation. Except as otherwise agreed herein, Buyer’s right to a per annum water allocation from Seller under the provisions of the Utility Rules at no additional charge shall be restricted to Buyer’s needs for the Facility and shall not exceed the quantity of .5 acre foot per acre of Real Property purchased by Buyer, for combined domestic and irrigation purposes.

After TRIGID has approved a quantity of water for Buyer’s use in the Facility, based on Buyer’s improvement plans and approved by Seller, Buyer shall not be entitled to additional allocations of water controlled by Seller for future expansions, renovations, remodeling, retrofitting or other additional uses at the Facility; except under circumstances where Buyer is developing the Facility in phases and has not initially built out on all the Real Property purchased hereunder for the Facility, in which case Buyer shall be entitled to an additional allocation of water not to exceed the quantity of .5 acre foot per acre of Real Property on which Buyer is initially not built out, for combined domestic and irrigation purposes, for said subsequent phase(s). After TRIGID has approved a quantity of water for Buyer’s use in any subsequent phase, based on Buyer’s improvement plans and approved by Seller, Buyer shall not be entitled to additional allocations of water controlled by Seller for future expansions, renovations, remodeling, retrofitting or other additional uses in said subsequent phase(s).

13.4          Purchase and Use of Water Rights. Except as provided otherwise herein, Buyer shall be prohibited from purchasing water rights from any source other than Seller or TRIGID for use on the Real Property or within the Project, without Seller’s prior written consent, in Seller’s sole discretion.

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14.	CREATION OF LEGAL PARCEL.

14.1          Map Approval. If a legal parcel has not been created for the Real Property and must be created by Seller prior to close of escrow, Seller shall prepare the parcel map or record of survey for Buyer’s approval and make commercially reasonable efforts to cause said map to be approved by all applicable governmental entities and utility purveyors in a timely manner so as not to delay close of escrow. Seller may cause the legal parcel for the Real Property to be created by parcel map, boundary line adjustment or record of survey, in Seller’s sole discretion.

15.	AGENCY REPRESENTATION AND BROKERAGE FEE/HAZARDOUS MATERIALS DISCLOSURE.

15.1          Agency. The Seller and Buyer acknowledge that L. Lance Gilman Commercial Real Estate Services represents the Seller in this transaction and the Buyer is represented by Dickson Commercial Group. The broker commissions shall be paid by Seller under a separate agreement and Buyer shall have no liability therefor. Exhibit “C” is real estate license disclosure materials, which shall be executed concurrently herewith.

15.2          Seller’s Broker. Seller and Buyer acknowledge that Seller’s broker (or its agents) has not made any representations, either expressed or implied, regarding the existence or nonexistence of Hazardous Substances, or other undesirable soils or substances in or on the Real Property, on which Buyer shall rely, and Buyer may not rely on any such future representations by Seller’s broker. It is the responsibility of the Seller and Buyer to retain qualified experts to deal with the detection of such matters.

16.	MISCELLANEOUS PROVISIONS.

16.1          Time is of the Essence. Time is of the essence of this Agreement.

16.2          Notice. Any notices, requests of instruction deemed by either Buyer or Seller to be given to the other shall be given in writing and are to be mailed by certified mail with return receipt requested, as follows:

SELLER:	BUYER:

Tahoe-Reno Industrial Center, LLC	Aqua Metals Reno, Inc.
c/o L. Lance Gilman	c/o Thomas Murphy
505 USA Parkway	501 23rd Avenue
Sparks, Nevada 89434	Oakland, CA 94606
Telephone: (775) 852-8700	Telephone: (510) 239-0025
Facsimile No.: (775) 343-1044	Email Thomas.murphy@aqmetals.com

Buyer Initials:	Seller Initials:

14

TO ESCROW HOLDER:

First American Title Insurance Company

Attn: Margie Roma

5310 Kietzke Lane Suite 100

Reno, NV 89511

Telephone: (775)823-4129

Tele Facsimile: (775) 823-6225

Either party may change its address by prior written notice to the other party.

16.3        Service of Notice. All notices, requests, demands or other communications required under this Agreement or given pursuant to this Agreement shall be in writing and shall be deemed given:

A.	upon personal delivery; or

B.	if delivered by overnight express carrier, upon the next business day following delivery to said carrier; or

C.	as of the second day following the day deposited in the United States mail with postage prepaid addressed to the appropriate party at its address set forth above, or at such other place as such party from time to time hereafter designates to each other party in writing.

All such notices, requests demands or other communications may also be given by email or facsimile. In such event, such notices, requests, demands or other communications shall be deemed given upon actual transmission to the recipient party. All notices shall be effective upon receipt, provided, however, that failure or refusal to accept delivery shall be deemed receipt thereof.

16.4        Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act except those of the waiving party, which shall be extended by a period of time equal to the period of the delay.

16.5        Survival. All covenants, indemnities, representations, warranties and obligations of each party set forth in this Agreement shall survive close of escrow for two (2) years and shall not merge into the Deed.

16.6        Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

Buyer Initials:	Seller Initials:

15

16.7       Professional Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. For the purpose of this Agreement, the terms “attorneys’ fees” or “costs and expenses” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, Photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term “attorney” shall have the same meaning as the term “counsel”.

16.8       Entire Agreement. This Agreement (including all exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented, superseded, canceled or terminated, nor may any obligations hereunder be waived, except by written instrument signed by both parties or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and lawful assignees. No oral statements or representations prior or subsequent to the execution of this Agreement by either party are binding on the other party, and neither party shall have the right to rely on such oral statements or representations.

16.9       Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of Nevada. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada. Venue for any action shall be solely in Washoe County or Storey County, Nevada.

16.10     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

16.11     Days of Week. If any date for performance herein falls on a Saturday, Sunday or holiday, pursuant to the laws of the State, the time for such performance shall be extended to 5:00 p.m. on the next business day.

16.12     Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid, and shall be enforced to the fullest extent permitted by law.

Buyer Initials:	Seller Initials:

16

16.13     Assignment. Buyer shall not, voluntarily, involuntarily, or by operation of law, assign its interest under this Agreement to any person or entity without the prior written consent of Seller, in Seller’s sole discretion, except an assignment or transfer to an entity which is controlled by Buyer or Buyer’s officers, directors or shareholders, under common control with Buyer, or at least 50% of the ownership of which is held by Buyer or Buyer’s shareholders, officers or directors. After close of escrow Buyer may assign any outstanding rights and obligations hereunder without the consent of Seller to an entity which owns or leases the subject real property (or a portion thereof), as to those rights and obligations affecting said subject real property. Any assignee must assume all Buyer’s obligations hereunder.

16.14     No Recordation. Neither this Agreement nor any notice thereof shall be recorded in the official records of Storey County.

16.15     Written Amendments. This Agreement may not be modified, amended, altered or changed in any respect whatsoever except by further agreement in writing, duly executed by both parties. No oral statements or representations subsequent to the execution hereof by either party are binding on the other party, and neither party shall have the right to rely on such oral statements or representations.

16.16     Future Cooperation. Each party shall, at the request of the other, at any time, execute and deliver to the requesting party all such further instruments as may be reasonably necessary or appropriate in order to effectuate the purpose and intent of this Agreement. Both prior to and after close of escrow, Seller shall cooperate with Buyer in obtaining Buyer’s permits and licenses necessary to construct and operate the Facility, including signing of applications, attendance at hearings upon request of Buyer, and similar activities.

16.17     Use of Gender. As used in this Agreement, the masculine, feminine, or neuter gender, or the singular or plural number, shall each be considered to include the others whenever the context so indicates.

16.18     Access and Possession. Possession shall be given at close of escrow. However, after execution hereof, Buyer may enter upon the Real Property for the purpose of performing any engineering, surveying, environmental investigations, studies, soils testing, or other physical investigation of the land. Buyer agrees to indemnify and hold Seller harmless from all liability, claims, costs, and expense, except such as might accrue from the mere discovery of Hazardous Substances, resulting from Buyer’s activities on the Real Property prior to close of escrow. Buyer agrees to recontour, revegetate and otherwise reasonably restore the Real Property after any ground-disturbing activity.

16.19      No Other Commissions. Except as specified herein, the parties represent to each other that they have not used the services of any real estate broker or person who may claim a commission or finder’s fee with respect to this transaction, and each agrees to indemnify, defend and hold the other harmless from broker compensation claims or finder’s fees arising from allegations of an agreement with the indemnifying party.

Buyer Initials:	Seller Initials:

17

16.20      Interpretation. The parties hereto acknowledge and agree that each has been given the opportunity to review this Agreement with legal counsel independently. The parties have equal bargaining power and intend the plain meaning of the provisions herein. In the event of an ambiguity in or dispute regarding the interpretation of the Agreement, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist, or against the draftsman.

16.21      Mutual Indemnity. Seller and Buyer hereby agree to indemnify, defend and hold the other party harmless against any and all liability, claims, costs or expenses of third parties arising directly or indirectly out of a breach of the covenants, representations and warranties by the indemnifying party to the other in this Agreement.

16.22     Authority. Any corporation signing this Agreement, and each agent, officer, director, or employee signing on behalf of such a corporation, represents and warrants that said Agreement is duly authorized by and binding upon said corporation.

16.23     Headings. Headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

16.24      Not a Partnership. The provisions of this Agreement are not intended to create, nor shall they be in any way interpreted or construed to create, a joint venture, partnership, or any other similar relationship between the parties.

16.25      Third Party Beneficiary Rights. This Agreement is not intended to create, any third party beneficiary rights in any person not a party hereto.

16.26      Tax Free Exchange. Buyer or Seller may wish to use the Real Property as a part of a tax free exchange of property with a third party. If Buyer or Seller has in good faith entered into an agreement for such exchange, then Buyer or Seller shall have the right to assign its interest in this Agreement to the third party participating in such exchange, provided the assigning party remains fully liable for all obligations under this Agreement. If Buyer or Seller assigns its interest in this Agreement to effectuate a tax free exchange as aforesaid, then said party shall promptly so notify the other party and shall deliver to other party, a copy of the relevant assignment or assignments. Either party shall thereafter cooperate with reasonable requests to effectuate such tax free exchange. The exchanging party shall pay any additional transfer taxes, recording fees or similar closing costs resulting from such tax free exchange at no cost to such party. Buyer and Seller hereby agree to indemnify, defend and save the other party harmless from and against any additional claims or liabilities arising as a result of participation in such tax free exchange. Any assignee under this Subsection shall be bound by the provisions of this Agreement. Neither party shall be allowed to delay Closing under this Agreement in order to exercise its rights pursuant to this Subsection.

Buyer Initials:	Seller Initials:

18

16.27      Default; Liquidated Damages. In the event of any default hereunder by Seller, Buyer shall have the right to either cancel this Agreement or to enforce this Agreement by an action for damages or specific performance, or both, or to such other appropriate remedy as may be available. In the event of cancellation by Buyer due to Seller’s breach, the earnest money deposit and all other sums deposited by Buyer with Escrow Holder shall be returned to Buyer within five (5) days without further instruction from Seller, without liability to Escrow Holder, and Buyer shall have no further obligations under this Agreement.

IN THE EVENT OF ANY MATERIAL DEFAULT HEREUNDER BY THE BUYER, SELLER MAY, AS ITS SOLE REMEDY AT LAW OR IN EQUITY, CANCEL THIS AGREEMENT BY NOTICE TO BUYER AND THE ESCROW HOLDER, AND THE EARNEST MONEY DEPOSIT PAID BY THE BUYER SHALL BE PAID TO SELLER AS LIQUIDATED DAMAGES. SELLER’S REMEDY HEREUNDER SHALL BE LIMITED TO SUCH CANCELLATION AND PAYMENT, IT BEING EXPRESSLY AGREED THAT SELLER SHALL HAVE NO RIGHT TO ANY OTHER LEGAL OR EQUITABLE RELIEF FROM BUYER. BUYER AND SELLER AGREE THAT THE AMOUNT OF LIQUIDATED DAMAGES ESTABLISHED HEREIN IS A REASONABLE, PRESENT ESTIMATE OF WHAT SELLER’S DAMAGES WOULD BE IN THE EVENT OF A DEFAULT BY BUYER.

Initialed by Seller	Initialed by Buyer

16.28      Naming Rights. Notwithstanding any provision herein to the contrary, Buyer shall not have the right to use, and Seller is expressly not conveying to Buyer the right to use in any manner, the name “Asamera”, “Tahoe-Reno Industrial Center” or “TRI” in connection with the Real Property or any potential development of the Real Property, including the names of entities owning or occupying all or part of the Real Property.

16.29      Further Assurances. In addition to the obligations required to be performed hereunder by Seller and Buyer at or prior to close of escrow, each party, from and after close of escrow, shall execute, acknowledge and/or deliver such other instruments as may be reasonably requested in order to effectuate the purposes of this Agreement without imposing additional liability or obligations on Seller or Buyer beyond that imposed by this Agreement or the documents delivered at close of escrow.

16.30      Time and Manner of Approval. On each occasion when a party is given the right of approval or consent pursuant to this Agreement, unless specified otherwise, the approving party shall have five (5) business days to approve or disapprove after delivery of the item to be approved, which approval shall not be unreasonably withheld. Any disapproval must be accompanied by a detailed description of the grounds for disapproval. The parties shall diligently and in good faith work to reach an agreement on any disapproval, and a revised resubmittal of a disapproved item shall be approved or disapproved in the same manner as the initial submittal. Unless otherwise specified herein, all consents and approvals shall not be unreasonably withheld.

Buyer Initials:	Seller Initials:

19

IN WITNESS WHEREOF, the parties here o have executed this Agreement as of the dates set forth below.

BUYER:		SELLER:

AQUA METALS RENO, INC., a Delaware corporation		TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company

		By:	Norman Properties, Inc., a California corporation, Manager

By:		By:

Title:	Chief Financial Officer	Title:

Date:	2/23/15	Date:

Buyer Initials:	Seller Initials:

20

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

TAHOE-RENO INDUSTRIAL CENTER

SELLER:

TAHOE-RENO INDUSTRIAL CENTER, LLC,

a Nevada limited liability company

BUYER:

AQUA METALS RENO, INC.,

a Delaware corporation,

or its assignee

TABLE OF CONTENTS

1.	GENERAL			-1-
	1.1	Tahoe-Reno Industrial Center		-1-
	1.2	Real Property		-1-
		A.	Facility	-1-
		B.	CC&Rs	-1-
		C.	Development Agreement and Handbook	-2-
		D.	Utility Purveyors,	-2-

2.	PURCHASE OF REAL PROPERTY			-2-
	2.1	Agreement to Sell and Purchase		-2-

3.	PURCHASE PRICE			-2-
	3.1	Amount		-3-
	3.2	Earnest Money Deposit		-3-
	3.3	Balance of Purchase Price		-3-

4.	EASEMENTS			-3-
	4.1	Reservation of Easements		-3-

5.	WATER RIGHTS / MINERAL RIGHTS			-3-
	5.1	No Water Rights		-3-
	5.2	Mineral Rights Reserved		-3-

6.	ESCROW AND CLOSING			-4-
	6.1	Escrow Holder		-4-
	6.2	Terms of Escrow		-4-
	6.3	ALTA and Survey		-5-
	6.4	Preliminary Report		-5-
	6.5	Title Insurance		-5-

7.	ESCROW CHARGES			-5-
	7.1	Seller’s Charges		-5-
	7.2	Buyer’s Charges		-6-
	7.3	Escrow Holder Authorization		-6-
	7.4	Closing Duties of Escrow Holder		-6-

8.	CLOSE OF ESCROW			-7-
	8.1	Closing Date		-7-

9.	DUE DILIGENCE			-7-
	9.1	Due Diligence Period and Document		-8-
	9.2	Termination

TABLE OF CONTENTS (Cont’d.)

10.	REPRESENTATIONS AND WARRANTIES			-8-
	10.1	Seller		-8-
	10.2	Buyer		-10-

11.	BUYER CONSTRUCTION OBLIGATIONS			-11-
	11.1	Buyer Requirements		-11-

12.	RESPONSIBILITY FOR IMPROVEMENTS			-11-
	12.1	Buyer Improvements		-11-
	12.2	Utility Specifications		-11-
		A.	Water Supply	-11-
		B.	Sewer Capacity	-12-
		C.	Electric Power	-12-
	12.3	Infrastructure Improvements		-12-
	12.4	Completion of Improvements		-12-

13.	WATER AND SEWER SERVICE			-12-
	13.1	TRIGID		-12
	13.2	Non-potable Water		-13-
	13.3	Amount of Water Allocation		-13-
	13.4	Purchase And Use of Water Rights		-13-

14.	CREATION OF LEGAL PARCEL			-14-
	14.1	Map Approval		-14-

15.	AGENCY REPRESENTATION AND BROKERAGE FEE/ HAZARDOUS MATERIALS DISCLOSURE			-14-
	15.1	Agency		-14-
	15.2	Seller’s Broker		-14-

16.	MISCELLANEOUS PROVISIONS			-14-
	16.1	Time is of the Essence		-14-
	16.2	Notice		-14-
	16.3	Service of Notice
	16.4	Waivers		-15-
	16.5	Survival		-15-
	16.6	Successors		-15-
	16.7	Professional Fees		-16-
	16.8	Entire Agreement		-16-
	16.9	Governing Law		-16-
	16.10	Counterparts		-16-
	16.11	Days of Week		-16-
	16.12	Partial Invalidity		-16-
	16.13	Assignment		-17-
	16.14	No Recordation		-17-
	16.15	Written Amendments		-17-

TABLE OF CONTENTS (Cont’d.)

16.16	Future Cooperation	-17-
16.17	Use of Gender	-17-
16.18	Access and Possession	-17-
16.19	No Other Commissions	-17-
16.20	Interpretation	-18-
16.21	Mutual Indemnity	-18-
16.22	Authority	-18-
16.23	Headings	-18-
16.24	Not a Partnership	-18-
16.25	Third Party Beneficiary Rights	-18-
16.26	Tax Free Exchange	-18-
16.27	Default; Liquidated Damages	-18-
16.28	Naming Rights	-19-
16.29	Further Assurances	-19-
16.30	Time and Manner of Approval	-19-

EXHIBITS

A	TRI Site Plan
B	Real Property Site Plan
C	Duties Owed By a Nevada Real Estate Licensee

EXHIBIT “A”

TESLA MOTORS FACTORY LAND
ELECTRIC AVE
DRAWING ON 11"x17" IS HALF SCALE

EXHIBIT A

IMPROVEMENT PLANS
TAHOE RENO INDUSTRIAL CENTER
NEW PARCEL CONFIGURATION

STOREY COUNTY NEVADA

EXHIBIT “B”

SITE 6
12.56 AC
SITE 5
4.62 AC
DRAINAGE EASEMENT
SITE 1
12.08 AC
SITE 2
7.84 AC
BATTERY SYSTEMS
SITE 3
12.50 AC
SITE 4
11.35 AC
EXISTING RAILROAD

EXHIBIT B

TAHOE-RENO INDUSTRIAL CENTER
SITE SELECTION EXHIBIT

STOREY COUNTY NEVADA

EXHIBIT “C”

DUTIES OWED BY A NEVADA REAL ESTATE LICENSEE

In Nevada, a real estate licensee can (1) act for only one party to a real estate transaction, (2) act for more than one party to a real estate transaction with written consent of each party, or (3) if licensed as a broker, assign different licensess affiliated with the broker’s company to separate parties to a real estate transaction. A licensee, acting as an agent, must act in one of the above capacities in every real estate transaction.

LICENSEE: The licensee in the real estate transaction is L. LANCE GILMAN (“Licensee”) whose license number is 19209. The licensee is acting for TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company.

BROKER: The Broker in the real estate transaction is L. LANCE GILMAN (“Broker”), whose company is L. LANCE GILMAN COMMERCIAL REAL ESTATE SERVICES (“Company”).

A Nevada Real Estate licensee in a real estate transaction shall:

1.	Disclose to each party to the real estate transaction as soon, as is practicable:
a)	Any material or relevant facts, data or information which Licensee knows, or which by the exercise of reasonable care and diligence licensee should have known, relating to the property, which is the subject of the real estates transaction.

b)	Each source from which Licensee will receive compensation as a result of the transaction.

c)	That Licensee is a principal to the transaction or has an interest in a principal to the transaction.

d)	Any changes in Licensee’s relationship to a party to the real estate transaction.

2.	Disclose, if applicable, that Licensee is acting for more than one party to the transaction. Upon making such a disclosure the Licensee must obtain the written consent of each party to the transaction for which Licensee is acting before Licensee may continue to act in Licensee’s capacity as an agent.

3.	Exercise reasonable skill and care with respect to all parties to the real estate transaction.

4.	Provide to each party to the real estate transaction this form.

5.	Not disclose, except to the Broker, confidential in formation relating to a client.

6.	Exercise reasonable skill and care to carry out the terms of the brokerage agreement and to carry out Licensee’s duties pursuant to the terms of the brokerage agreement.

7.	Not disclose confidential information relating to a client for 1 year after the revocation or termination of the brokerage agreement, unless Licensee is required to do so by order of the court. Confidential information includes, but is not limited to the client’s motivation to purchase, sell or trade and other information of a personal nature.

8.	Promote the interest of his client by;
a)	Seeking a sale, lease or property at the price and terms stated in the brokerage agreement or at a price acceptable to the client.
b)	Presenting all offers made to or by the client as soon as is practicable.
c)	Disclosing to the client material facts of which the licensee has knowledge concerning the transaction.
d)	Advising the client to obtain advice from an expert relating to matters which are beyond the expertise of the licensee.
e)	Accounting for all money and property Licensee receives in which the client may have an interest as soon, as is practicable.

9.	Not deal with any party to a real estate transaction in a manner, which is deceitful, fraudulent or dishonest.

10.	Abide by all duties, responsibilities and obligations required of Licensee in Chapters 119, 119A, 119B, 645, 645A, and 645C of the NRS.

In the event any party to the real estate transaction is also represented by a licensee who is affiliated with the same Company, the Broker may assign another licensee to act for that party. The above Licensee will continue to act for you. As set forth above, no confidential information will be disclosed.

I/We acknowledge receipt of a copy of this list of Iicensee duties, and have real and understand this disclosure.

AQUAMETALS RENO, INC., a Delaware Corporation

By:

Title:	CFO

Time	8:10 am/pm	Date:	2/23/15

TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company

By:	Norman Properties, Inc.,
a California corporation, Manager

By:		Date:

Title:

Time:	am/pm

DISCLOSURE STATEMENT

DUTIES OWED BY A NEVADA REAL ESTATE BROKER

The Buyer/Tenant hereby acknowledges that L. Lance Gilman Commercial Real Estate Services, as broker in the referenced transaction, has disclosed the following items. Buyer/Tenant understands the following disclosures and elects to proceed with the transaction releasing L. Lance Gilman Comm. Real Estate, and its broker, sales associates, employees, and contractors from any liability arising from a possible conflict of interest involved in the referenced transaction.

Disclosure by Real Estate Licensee. In compliance with NAC 645, L. Lance Gilman Commercial Real Estate (LLG), and L. Lance Gilman, individually, hereby makes the following disclosures of the various roles that they may serve:

1.         Participation as Principal. L. Lance Gilman and/or L. Lance Gilman Commercial Real Estate Services hereby disclose that L. Lance Gilman is serving as a principal, as well as an agent, in transactions involving Tahoe Reno Industrial Center, a Nevada limited liability company, which is the development entity for die Tahoe-Reno Industrial Center (“TRI ). L. Lance Gilman, individually, is a merater in said company and participates as a principal/owner as well as marketing agent. L. Lance Gilman may also participate as a principal in the leasing of improved property which may be constructed and leased within the TRI, either through the Tahoe-Reno Industrial Center, LLC, or through other ownership entities.

2.         Disclosure of Sources of Compensation. L. Lance Gilman (“Gilman”)] and/or L. Lance Gilman Commercial Real Estate Services (‘LLC”) and/or employees or associates of LLG (“Associates”), receive compensation for various activities and roles performed by them. Forms of compensation received by Gilman, LLG or Associates in or related to real estate transactions handled by the firm arc disclosed below.

3.         Brokerage Commissions. Fees and commissions for serving as broker in the sale and/or leasing of real estate.

4.         Profits from Sales/Leases. Gilman participates as a principal in many transactions in the TRI and receives a share of the profits as a principal.

By execution below, I/we acknowledge the receipt of a copy of this disclosure and confirm my/our understanding of the disclosed documents, roles and compensation.

Owner Signature	Buyer Signature	Buyer’s Broker/Agent Signature

/s/ Scott Shanks

CONFIRMATION REGARDING REAL ESTATE AGENT RELATIONSHIP

Property Address: vacant land within the Tahoe-Reno Industrial Center.

I/We confirm the duties of a real estate licensee of which has been presented and explained to me/us. My/our representative’s relationship is:

L. Lance Gilman X is the Agent of	Scot t Shanks, Dickson Commercial Group
Seller Exclusively **	Buyer Exclusively***

*IF LICENSEE IS ACTING FOR MORE THAN ONE PARTY IN THIS TRANSACTION, you will be provided Consent to Act form for your review, consideration and approval or rejection. A licensee can legally represent both the Seller and Buyer in a transaction, but ONLY with the knowledge and written consent of BOTH the Seller and Buyer.

**A Licensee who is acting for the Seller exclusively is not representing the Buyer and has no duty to advocate or negotiate for the Buyer.

***A licensee who is acting for the Buyer exclusively is not representing the Seller and has no duty to advocate or negotiate for the Seller.

L. Lance Gilman Commercial Real Estate		Dickson Commercial Group
Listing Company		Scott Shanks

By:		By:	/s/ Scott Shanks
	Licensed Real Estate Agent		Licensed Real Estate Agent

Date:		Date:	2/23/15

TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company		AQUAMETALS RENO, INC., a Delaware Corporation

By:	Norman Properties, Inc.,
a California corporation, Manager

By:	By:

Title:	Title:	CFO

Date:	Date:	2/23/15